UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 25, 2018 (October 23, 2018)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2018, the Board of Directors ("Board") of National Instruments Corporation ("NI"), appointed Eric H. Starkloff as President and Chief Operating Officer of NI, effective October 23, 2018 (the "Effective Date"). Mr. Alex M. Davern will continue to serve as Chief Executive Officer and a member of the NI Board.

Mr. Starkloff, age 43, joined NI in July 1997.  Prior to his current appointment, Mr. Starkloff served as Executive Vice President, Global Sales and Marketing since January 2014 and as NI's Senior Vice President, Marketing, from April 2013 to January 2014. Mr. Starkloff also previously served in the roles of Vice President, Marketing, Vice President, Product Marketing, Director of Product Marketing, Product Marketing Manager, and Applications Engineer. Mr. Starkloff received his bachelor's degree in Electrical Engineering from the University of Virginia. There are no family relationships between Mr. Starkloff and any director or executive officer of NI, and Mr. Starkloff has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Starkloff's appointment, NI entered into an offer letter with Mr. Starkloff (the "Agreement"). Under the Agreement, Mr. Starkloff's employment will be "at-will" for no specific time period and can be terminated by Mr. Starkloff or NI at any time, with or without cause or advance notice. In his role as President and Chief Operating Officer, Mr. Starkloff will receive an annual base salary of $525,000 (the "Base Salary"). The Base Salary will be reviewed annually by the Compensation Committee of the Board.  During Mr. Starkloff's employment, he will be eligible to participate in NI's annual incentive program (the "AIP") and receive an annual cash bonus. His initial target annual cash incentive shall be 70% of the Base Salary, subject to subsequent adjustment in accordance with the AIP.

Under the Agreement, Mr. Starkloff received a promotion grant of twenty-five thousand (25,000) restricted stock units ("RSUs") under NI's 2015 Equity Incentive Plan (the "Plan"), all of which will vest on May 1, 2020, subject to his continued employment with NI through such date. For each calendar year, Mr. Starkloff will be eligible to receive an additional award under the Plan as determined by the Compensation Committee.

Pursuant to the Agreement, Mr. Starkloff and NI agreed to terminate, effective as of the Effective Date,  the RSU Vesting Acceleration Agreement entered into between Mr. Starkloff and NI that was effective February 26, 2016.

In the event Mr. Starkloff's employment is terminated by NI other than for cause, death or disability or by Mr. Starkloff for good reason, subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Agreement, Mr. Starkloff will be entitled to receive a cash payment equal to the sum of (i) a lump-sum payment equal to 100% of base salary in effect on the termination date, (ii) a lump-sum payment equal to (A) AIP bonus at target level for the year of termination, multiplied by (B) the average of actual AIP performance percentage over the previous three completed performance years (determined based on the actual payout as a percentage of the target AIP bonus for each such year), (iii) accelerated vesting of the number of outstanding NI time-based restricted stock units, excluding the Promotion RSUs which will not be subject to acceleration under this paragraph, that would have vested if Mr. Starkloff remained employed by the Company for twelve (12) months following the termination date; and (iv) payment of monthly premiums for continued medical, dental and vision insurance coverage under COBRA (if Mr. Starkloff timely elects COBRA coverage) or a taxable monthly payment of an equivalent amount in the event providing such payment would violate any applicable law or result in an excise tax to the Company, in either case, until the earliest of (A) the date that is twelve months following Mr. Starkloff's termination date, (B) the date when Mr. Starkloff is offered substantially equivalent health insurance coverage in connection with new employment, or (C) the date upon which Mr. Starkloff ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.

Under the Agreement, Mr. Starkloff is subject to non-competition and non-solicitation covenants for 24 months following a separation from NI for any reason, as well as customary confidentiality covenants.

The foregoing description of the material terms of the Agreement is only a summary and is qualified in its entirety by the terms of the Agreement, a copy of which will be filed with NI's quarterly report on Form 10-Q for the quarter ending September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ Alex M. Davern
Name: Alex M. Davern Title: Chief Executive Officer

Date:  October 25, 2018